ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated March 19, 2014

UBS AG $• Contingent Buffered Step-Up Digital Notes

Linked to the performance of the Indian rupee relative to the U.S. dollar due on or about April 9, 2015

Investment Description

UBS AG Contingent Buffered Step-Up Digital Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the Indian rupee relative to the U.S. dollar (the “underlying currency pair”). The return on the Notes at maturity is based on the performance of the underlying currency pair and, specifically, the percentage change from the initial spot rate to the final spot rate (the “currency return”) . The final spot rate will be determined by the arithmetic average of the closing spot rates on each of the final averaging dates. If the currency return is zero or positive (meaning the Indian rupee appreciates relative to the U.S. dollar), UBS will repay your principal amount plus pay a return equal to 16.20% of the principal amount per Note (the “high digital return”) on the maturity date. If the currency return is negative (meaning the Indian rupee depreciates relative to the U.S. dollar), but is equal to or greater than -10%, UBS will repay your principal amount plus pay a return equal to 5.00% of the principal amount per Note (the “low digital return”) on the maturity date. If the currency return is negative and less than -10%, but equal to or greater than -15% (the “barrier amount”), UBS will repay your principal amount on the maturity date. If, however, the currency return is negative and less than the barrier amount, you will be fully exposed to any negative currency return and on the maturity date UBS will repay less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative currency return. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. These Notes are suitable for investors with a bullish view on the Indian rupee (meaning that the Indian rupee will appreciate relative to the U.S. dollar). You may lose some or all of your principal amount. The high digital return and low digital return apply only if you hold the Notes to maturity. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Possibility of Digital Return: If the currency return is zero or positive, UBS will pay you the principal amount of the Notes plus a return equal to the high digital return on the maturity date. If the currency return is negative, but equal to or greater than -10%, UBS will pay you the principal amount of the Notes plus a return equal to the low digital return on the maturity date.

❑

Contingent Repayment of Principal: If the currency return is equal to or greater than the barrier amount, UBS will pay you at least your principal amount on the maturity date. However, if the currency return is less than the barrier amount, you will be fully exposed to any negative currency return. Specifically, on the maturity date UBS will pay you less than your principal amount, if anything, resulting in a loss proportionate to the negative currency return. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	March 21, 2014
Settlement Date	March 26, 2014
Final Averaging Dates	March 27, 2015, March 30, 2015, March 31, 2015, April 1, 2015 and April 2, 2015 (the “final valuation date”)
Maturity Date	April 9, 2015

*	Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity. Specifically, the Notes can have the same downside market risk as the underlying currency pair if the currency return is less than the barrier amount. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 6 and under ``Risk Factors’’ beginning on page PS-8 of the product supplement before purchasing any notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes.

Note Offering

These preliminary terms relate to our offering of the Contingent Buffered Step-Up Digital Notes linked to the Indian rupee relative to the U.S. dollar.

Underlying Currency Pair	High Digital Return	Low Digital Return	Initial Spot Rate	Barrier Amount	CUSIP	ISIN
USD/INR spot rate	16.20%	5.00%	[•]	-15%	90261JLK7	US90261JLK78

The estimated initial value of the Notes as of the trade date is expected to be between $985.00 and $990.00 for Notes linked to the performance of the Indian rupee relative to the U.S. dollar. The range of the estimated initial value of the Notes was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this free writing prospectus.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the product supplement, the currency and commodity supplement, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, the product supplement, the currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$[•]	$[•]	$[•]

(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and a currency and commodity supplement for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and Commodity supplement dated January 11, 2012

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refer to the Contingent Buffered Step-Up Digital Notes that are offered hereby, unless the context otherwise requires. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You do not require an investment designed to guarantee a full return of principal at maturity.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying currency pair.

♦

You believe the Indian rupee will strengthen relative to the U.S. dollar (and, as a corollary, the U.S. dollar will weaken relative to the Indian rupee) and that the currency return will not be greater than the high digital return.

♦	You understand and accept that your potential return is limited to the high digital return and you are willing to invest in the Notes based on the high digital return indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the spot rate of the underlying currency pair.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Notes to maturity, a term of approximately 54 weeks, and accept that there may be little or no secondary market for the Notes.

♦	You are willing to invest in Notes linked to an emerging market currency.

♦	You fully understand the increased volatility and other risks associated with investments in currencies generally and with the underlying currency pair specifically.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying currency pair.

♦

You believe the Indian rupee will weaken relative to the U.S. dollar (and, as a corollary, the U.S. dollar will strengthen relative to the Indian rupee) such that the currency return will be less than the barrier amount, or you believe that the currency return will be greater than the high digital return.

♦

You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the Notes based on the high digital return indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the spot rate of the underlying currency pair.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 54 weeks, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to invest in Notes linked to an emerging market currency.

♦	You do not fully understand the increased volatility and other risks associated with investments in currencies generally and with the underlying currency pair specifically.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks. In the event that we make any change to the expected trade date and settlement date, the final averaging dates (including the final valuation date) and maturity date will be changed to ensure that the stated term of the Notes remains the same.
Underlying Currency Pair	USD/INR spot rate
Low Digital Return	5.00%
High Digital Return	16.20%
Payment at Maturity (per Note)

If the currency return is zero or positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × High Digital Return).

If the currency return is negative but equal to or greater than -10.00%, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × Low Digital Return).

If the currency return is less than -10.00% but equal to or greater than the barrier amount, UBS will pay you an amount in cash equal to:

$1,000.

If the currency return is less than the barrier amount, UBS will pay you an amount in cash that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative currency return:

$1,000 + ($1,000 x Currency Return).

If the currency return is less than the barrier amount, you will be fully exposed to any decline in the currency return. As a result, you may lose some or all of your initial investment at maturity.

Currency Return	Initial Spot Rate – Final Spot Rate Initial Spot Rate
Initial Spot Rate	[•]
Barrier Amount	-15.00%
Closing Spot Rate (for each final averaging date)	The USD/INR spot rate expressed as the number of Indian rupee per one U.S. dollar, as determined by reference to the USD/INR spot rate on each of the final averaging dates, as determined by the calculation agent under “Spot Rate” on page 14 of this free writing prospectus.
Final Spot Rate	The arithmetic average of the closing spot rate on each of the final averaging dates.

Business Day	A “business day” means any day other than a Saturday or Sunday that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in Mumbai, India and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Mumbai, India provided that if an unscheduled holiday occurs, such day shall be a business day notwithstanding the unscheduled holiday.
Final Averaging Dates	March 27, 2015, March 30, 2015, March 31, 2015, April 1, 2015 and April 2, 2015 (the “final valuation date”), unless (i) the calculation agent determines that a market disruption event (as set forth in the product supplement and the currency and commodity supplement) has occurred or is continuing with respect to the underlying currency pair on any such final averaging date or (ii) such final averaging date is not a business day. In the case of a market disruption event in respect of the underlying currency pair, or if any final averaging date is not a business day, the affected final averaging date for the underlying currency pair will be the first following or preceding business day on which the calculation agent determines that (i) a market disruption event does not occur and/or is not continuing with respect to the underlying currency pair and (ii) is not otherwise scheduled to be a final averaging date. In no event, however, will a final averaging date for the underlying currency pair be more than seventeen business days before or after the originally scheduled final valuation date, in which case such day shall be deemed to be the last final averaging date (irrespective of whether such day is already a final averaging date) and the calculation agent will make an estimate of the relevant spot rate that would have prevailed on such final averaging date in the absence of the market disruption event. See “General Terms of the Notes — Market Disruption Event” on page PS-22 of the product supplement.
Final Valuation Date	April 2, 2015 is also the final valuation date.
Unscheduled Holiday	An “unscheduled holiday” means that a day is not a business day and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in Mumbai, India, in the case of the Indian rupee, two business days prior to any final averaging date.

Investing in the Notes involves significant risks. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity. Specifically, the Notes can have the same downside market risk as the underlying currency pair if the currency return is less than the barrier amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Determining Payment at Maturity

Trade Date	The initial spot rate is observed. The barrier amount is set

Final Averaging Dates and Final Valuation Date	The closing spot rate is observed on each of the final averaging dates. The final spot rate and the currency return are calculated on the final valuation date.

Maturity Date

If the currency return is zero or positive, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × High Digital Return).

If the currency return is negative but equal to or greater than -10.00%, UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 × Low Digital Return).

If the currency return is less than -10.00% but equal to or greater than the barrier amount, UBS will pay you an amount in cash equal to:

$1,000.

If the currency return is less than the barrier amount, UBS will pay you an amount in cash that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative currency return:

$1,000 + ($1,000 x Currency Return).

If the currency return is less than the barrier amount, you will be fully exposed to any decline in the currency return. As a result, you may lose some or all of your initial investment at maturity.

Investing in the Notes involves significant risks. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity. Specifically, the Notes can have the same downside market risk as the underlying currency pair if the currency return is less than the barrier amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Hypothetical Examples and Return Table of the Notes at Maturity

The following examples and table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 54 weeks
Principal Amount:	$1,000 per Note
Initial Spot Rate:	61.1900
Barrier Amount:	-15.00%
High Digital Return:	16.20%
Low Digital Return	5.00%

*	Actual terms to be set on the trade date. The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Final Spot Rate	Currency Return	Payment at Maturity per Note	Total Return of Note at Maturity
30.5950	50.00%	$1,162.00	16.20%
33.6545	45.00%	$1,162.00	16.20%
36.7140	40.00%	$1,162.00	16.20%
39.7735	35.00%	$1,162.00	16.20%
42.8330	30.00%	$1,162.00	16.20%
45.8925	25.00%	$1,162.00	16.20%
48.9520	20.00%	$1,162.00	16.20%
52.0115	15.00%	$1,162.00	16.20%
55.0710	10.00%	$1,162.00	16.20%
58.1305	5.00%	$1,162.00	16.20%
61.1900	0.00%	$1,162.00	16.20%
64.2495	-5.00%	$1,050.00	5.00%
67.3090	-10.00%	$1,050.00	5.00%
68.8388	-12.50%	$1,000.00	0.00%
70.3685	-15.00%	$1,000.00	0.00%
73.4280	-20.00%	$800.00	-20.00%
79.5470	-30.00%	$700.00	-30.00%
85.6660	-40.00%	$600.00	-40.00%
91.7850	-50.00%	$500.00	-50.00%
97.9040	-60.00%	$400.00	-60.00%
104.0230	-70.00%	$300.00	-70.00%
110.1420	-80.00%	$200.00	-80.00%
116.2610	-90.00%	$100.00	-90.00%
122.3800	-100.00%	$0.00	-100.00%

Example 1: The Currency Return is 20.00%.

On the final valuation date, the currency return is 20.00%. Because the currency return is positive, the investor will receive a payment at maturity of $1,162.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000.00 + ($1,000.00 × High Digital Return)

= $1,000 + ($1,000.00 × 16.20%)

= $1,162.00 (a 16.20% total return).

Example 2: The Currency Return is 10.00%.

On the final valuation date, the currency return is 10.00%. Because the currency return is positive, the investor will receive a payment at maturity of $1,162.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000.00 + ($1,000.00 × High Digital Return)

= $1,000.00 + ($1,000.00 × 16.20%)

= $1,162.00 (a 16.20% total return).

Example 3: The Currency Return is -5.00%.

On the final valuation date, the currency return is -5.00%. Because the currency return of -5.00% is negative but greater than -10.00%, the investor will receive a payment at maturity of $1,050.00 per $1,000 principal amount Note, calculated as follows:

$1,000.00 + ($1,000.00 × Low Digital Return)

= $1,000.00 + ($1,000.00 × 5.00%)

= $1,050.00 (a 5.00% total return)

Example 4: The Currency Return is -12.50%.

On the final valuation date, the currency return is -12.50%. Because the currency return of -12.50% is negative and less than -10.00%, but greater than the barrier amount, the investor will receive a payment at maturity equal to the principal amount of $1,000.00 per Note.

Example 5: The Currency Return is -30.00%.

On the final valuation date, the currency return is -30.00%. Because the currency return of -30.00% is less than the barrier amount, the investor will receive a payment at maturity of $700.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000.00 + ($1,000.00 × Currency Return)

= $1,000.00 + ($1,000.00 × -30%)

= $700.00 (a 30% loss)

If the currency return is less than the barrier amount, you will be fully exposed to any decline in the currency return. As a result, you may lose some or all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes. If the currency return is negative, UBS will repay you the principal amount of your Notes in cash only if the currency return is equal to or greater than the barrier amount and will only make such payment at maturity. If the currency return is less than the barrier amount, you will lose some or all of your initial investment in an amount proportionate to the negative currency return; however, in no case will the payment at maturity be less than zero. Therefore, if the spot rate of Indian rupee relative to the U.S. dollar depreciates from the initial spot rate to the final spot rate beyond the barrier amount you should be prepared to lose all of your initial investment.

♦

The contingent repayment of principal only applies only if you hold your Notes to maturity — The contingent repayment of your principal is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the currency return is equal to or greater the barrier amount. You should be willing to hold your Notes to maturity.

♦

The high digital return and low digital return only apply if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the return you realize may not reflect the full economic value of the high digital return or the low digital return or the Notes themselves, and may be less than the high or low digital return even if the return of the underlying currency pair at the time of sale even is equal to or greater than the barrier amount or even positive. You can only receive the full benefit of the high digital return and low digital return if you hold the Notes to maturity.

♦

Your potential return on the Notes is limited to the high digital return — The return potential of the Notes is limited to the high digital return. Therefore, if the currency return is positive and greater than the high digital return, your return on the Notes will be less than your return if you actually purchased a USD/INR exchange contract that established a long position in the Indian rupee relative to the U.S. dollar.

♦	No interest payments — UBS will not pay any interest with respect to the Notes.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦

The payment formula for the Notes will not take into account all developments in the underlying currency pair — Changes in the underlying currency pair spot rates during the term of the Notes before the final averaging dates will not be reflected in the calculation of the payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial spot rate on the trade date and the final spot rate on the final valuation date. No other spot rates will be taken into account. As a result, the currency return may be less than the barrier amount even if the spot rates of the underlying currency pair have moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the final averaging dates.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the underlying currency pair and, consequently, on the value of the Notes.

♦

Currency markets may be volatile — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Notes could be affected by action of the governments of India and the United States.

♦

Market risk — The spot rate for the underlying currency pair is the result of the supply of, and the demand for, the Indian rupee relative to the U.S. dollar. Changes in the spot rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in India and the United States, including economic and political developments in other countries. Of particular importance to foreign exchange risks are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in India and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. You, as an investor in the Notes, should make your own investigation into the underlying currency pair.

♦	Fair value considerations.

♦

The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant market on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the spot rate of the underlying currency pair, volatility in the foreign exchange markets generally, volatility in the markets of the underlying currency pair specifically, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt Notes of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the spot rate of the underlying currency pair; volatility in the foreign exchange markets generally; volatility in the markets of the underlying currency pair specifically; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

The Notes are not regulated by the Commodity Futures Trading Commission — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or currency options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “— There may be little or no secondary market for the Notes” above. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any currency futures contracts, options on futures contracts or options on currencies for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Notes may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the underlying currency pair spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

♦	volatility of the underlying currency pair spot rate;

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;

♦	interest rates in the market;

♦	the time remaining to the final averaging dates; and

♦	the creditworthiness of UBS.

♦

Even though the Indian rupee is traded around-the-clock, if a secondary market develops, the Notes may trade only during regular trading hours in the United States — The spot market for the Indian rupee is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Indian rupee is traded. To the extent that U.S. markets are closed while the markets for the Indian rupee remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Notes on such U.S. market.

♦

The historical performance of the spot rate of the underlying currency pair should not be taken as an indication of the future performance of the spot rate of the underlying currency pair during the term of the Notes — It is impossible to predict whether the spot rate of the underlying currency pair will rise or fall. The spot rate of the underlying currency pair will be influenced by complex and interrelated political, economic, financial and other factors.

♦

The calculation agent can adjust the date of determination of any closing spot rate, the final spot rate and the maturity date if a market disruption event occurs on any of the final averaging dates — If the calculation agent determines that a market disruption event has occurred or is continuing for the underlying currency pair on any of the final averaging dates or any such day is not a business day, the affected final averaging date will be the first preceding or following business day for the underlying currency pair on which no market disruption event occurs or is continuing and which is not otherwise scheduled to be a final averaging date. In no event, however, will a final averaging date be seventeen business days before or after the originally scheduled last final averaging date (which is the final valuation date), in which case such day shall be deemed to be the final averaging date (irrespective of whether that day is already a final averaging date) and the calculation agent will make an estimate of the relevant spot rate that would have prevailed on such final averaging date in the absence of the market disruption event or non-business day. As a result, the maturity date for the Notes could also be likewise adjusted.

If a final averaging date (including possibly the final valuation date) is adjusted to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant final averaging date. If the spot rate of the underlying currency pair is not available on such last possible day that qualifies as the relevant final averaging date, either because of a market disruption event or because such final averaging date is not a business day, the calculation agent will make an estimate of the spot rate of the underlying currency pair that would have prevailed in the absence of the market disruption event or non-business day. See “Market Disruption Event” on page PS-22 of the product supplement.

♦

Owning the Notes is not the same as owning the underlying currency pair — The return on your Notes may not reflect the return you would realize if you actually purchased a USD/INR exchange contract that established a long position in the Indian rupee relative to the U.S. dollar.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the Indian rupee will appreciate or depreciate relative to the U.S. dollar (and as a corollary whether the U.S. dollar will appreciate or depreciate relative to the Indian rupee), and as a result, whether the spot rate of the underlying currency pair will rise or fall. There can be no assurance that the currency return will be equal to or greater than the barrier amount. You should be willing to accept the risks of losing some or all of your initial investment.

♦

Payment at Maturity based on the spot rate of the underlying currency pair on each of the final averaging dates — Since your payment at maturity, if any, will be determined by the calculation agent based on an averaging of the spot rate of the underlying currency pair as of each of the final averaging dates, your return on the Notes could be negative even if the spot rate of the underlying currency pair has not depreciated from the initial spot rate to any one final averaging date.

♦

Trading and other transactions by UBS or its affiliates in the foreign exchange and currency derivative market may impair the value of the Notes — We or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the spot rate for the underlying currency pair and make it less likely that you will receive a return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or our affiliates may also engage in trading in instruments linked to the spot rate of the underlying currency pair on a regular basis as part of our general broker-dealer and other businesses, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the USD/INR spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

♦

There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on each Note offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying currency pair has occurred or is continuing on a day when the calculation agent will determine adjustments to the terms of the Notes in the event of extraordinary government actions and market emergencies as well as the final spot rate for the underlying currency pair. Since these determinations by the calculation agent may affect the market value of each of the Note offering and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦

Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the spot rate of the underlying currency pair to which the Notes are linked or the value of the Notes.

♦

You must rely on your own evaluation of the merits of an investment linked to the underlying currency pair — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the U.S. dollar and the Indian rupee. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future spot rates of the foreign currencies relative to each other.

♦

The spot rates of the underlying currency pair will be influenced by unpredictable factors which interrelate in complex ways — The spot rates of the underlying currency pair are a result of the supply of, and demand for, the Indian rupee relative to the U.S. dollar. Changes in the spot rate of the underlying currency pair may result from the interactions of many factors, including economic, financial, social and political conditions. These conditions include, for example, the overall growth and performance of the economies of India or the United States, the relative strength of, and confidence in, the Indian rupee and the U.S. dollar, the trade and current account balance between India and the United States, market interventions by the Federal Reserve Board or the central bank of India, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in India and the United States, government stability and the respective banking systems, the structure of and confidence in the global monetary system, wars in which India or the United States are directly or indirectly involved or that occur anywhere in the world, major natural disasters in India and the United States and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the relative exchange rates of the Indian rupee and the U.S. dollar, and changes in these exchange rates are not likely to result in comparable changes in the market value of your Notes.

♦

The liquidity, trading value and amounts payable under the Notes could be affected by the actions of the sovereign government of India and the United States — Exchange rates of most economically developed nations are “floating,” meaning they are permitted to fluctuate in value relative to each other. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by governmental actions which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, in the event of the issuance of a replacement currency or in the event of other developments affecting the Indian rupee and the U.S. dollar or any other currency.

♦

Emerging Market Risk — The Notes are linked to the Indian rupee which is an emerging market currency. There is an increased risk of significant adverse fluctuations in the performances of the emerging markets currencies as they are currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant countries, which may negatively affect the value of the Notes.

♦

Currency exchange risks can be expected to heighten in periods of financial turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Indian rupee relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes at maturity.

♦

If UBS were to be subject to restructuring proceedings, the market value of the Notes may be adversely affected — Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. As of the date of this free writing prospectus, there are no precedents as to what impact the revised regime would have on the rights of holders of the Notes or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See ”What Are the Tax Consequences of the Notes” beginning on page 11.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Notes.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — 11. Currency-Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-51 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying currency pair. If your Notes are so treated, you should not generally recognize taxable income or loss prior to maturity of your Notes, other than pursuant to a sale or exchange. You should generally recognize gain or loss upon the sale or maturity of your Notes. Such gain or loss would generally be ordinary foreign currency gain or loss under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), unless you make a valid election to treat such gain or loss as capital gain or loss under applicable Treasury regulations. Under these regulations, holders of certain forward contracts, future contracts or option contracts generally are entitled to make such election (a “Section 988 Election”). Due to the lack of authority directly addressing the availability of a Section 988 Election for instruments such as the Notes, it is not clear whether the Section 988 Election is available.

Assuming the Section 988 Election is available, to make this election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 and summarized in the product supplement on page PS-52, either (a) clearly identify the Notes on your books and record on the date you acquire them as being subject to such election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain an independent verification of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Notes, your gain or loss on the Notes should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or maturity you have held the Notes for more than one year. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor regarding the advisability, availability, mechanics and consequences of a Section 988 Election, as well as the special reporting requirements that apply to foreign currency losses in excess of specified thresholds.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as pre-paid derivative contracts and to treat the Section 988 Election as available for U.S. federal income tax purposes. However, there is a risk that the Internal Revenue Service might assert that you may not make a Section 988 Election for your Notes, in which case the Internal Revenue Service might treat such gain as ordinary income. Moreover, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-52 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Code should apply to your Notes or a portion of your Notes. If section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value).

In 2008, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

In 2008, the IRS also issued a revenue ruling holding that a financial instrument that in form resembled a U.S. dollar denominated derivative contract where the return was based exclusively by reference to the difference between U.S. dollar value of Euros at issuance and at maturity, and a market interest rate in respect of Euros was a euro-denominated debt instrument. In general, the IRS indicated that a financial instrument all the payments of which are determined by reference to a single currency can be debt, notwithstanding the fact that (i) all payments due under the instrument are made in a U.S. dollars and (ii) the amount of U.S. dollars that the issuer pays at maturity may be less than the amount of U.S. dollars that was initially advanced. The Notes are distinguishable in meaningful respects from the instrument described in the ruling. If, however, the scope of the ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recent Legislation

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on U.S. Treasury Department regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Prospective purchasers of Notes should consult their tax advisors as to the U.S. federal, state, local and other tax consequences to them of the purchase, ownership and disposition of the Notes (including the availability of the Section 988 Election) as well as possible alternative treatments and issues presented by the 2007 notice and revenue ruling.

Historical Spot Rates

The following graph shows the performance of the underlying currency pair at the end of each month in the period from March 17, 2004 through March 17, 2014 based on the USD/INR spot rate divided by the USD/INR spot rate. As of March 17, 2014, at approximately 2:30 p.m., New York City time, the USD/INR currency pair spot rates was 61.1900, as obtained from Bloomberg L.P., without independent verification. The actual initial spot rate of the underlying currency pair will be set forth under “Initial Spot Rate” in the final pricing supplement and will not be taken from Bloomberg L.P. The historical performance of the underlying currency pair should not be taken as an indication of future performance, and no assurance can be given as to the spot rate of the underlying currency pair on any given day.

Spot Rate

The USD/INR spot rate will be determined by reference to the INR-RBIB Rate. The “INR-RBIB Rate” means that the spot rate will be the Indian rupee/U.S. dollar reference rate, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two currency settlement days for the Indian rupee reported by the Reserve Bank of India, which appears on the Reuters screen RBIB Page at approximately 12:30 p.m. Mumbai time, or as soon thereafter as practicable, on each of the final averaging dates; in each case subject to any further determination of the calculation agent as set forth in the currency and commodity supplement.

A “currency settlement day” is a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Mumbai, India.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of the final pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this free writing prospectus.